EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as October 20, 2020, by and between Sonic Foundry, Inc. (“Sonic Foundry” or the “Company”), a Maryland corporation having its principal offices at 222 West Washington Avenue, Madison, Wisconsin 53703, and Joseph Mozden, Jr. (hereinafter referred to as “Mozden” or “Employee”).

WITNESSETH:

WHEREAS, Sonic Foundry and Employee desire to enter into an employment agreement that will set forth the terms and conditions of Employee’s employment with Sonic Foundry.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Employment and Appointment to the Board of Directors.

Sonic Foundry hereby agrees to employ Employee as Chief Executive Officer and Employee hereby accepts such employment. Sonic Foundry hereby confirms and agrees that Employee will serve as Chief Executive Officer of Sonic Foundry. In his capacity as Chief Executive Officer, Employee shall report to the Board of Directors of Sonic Foundry. Employee shall serve in an executive capacity and shall perform such duties as are customarily performed by a Chief Executive Officer, consistent with the bylaws of the Company and as required by the Company’s Board of Directors.

Sonic Foundry further agrees to appoint Employee to the Board of Directors as soon as practicable following execution of this Agreement. In addition, Sonic Foundry agrees to nominate Employee, at subsequent annual meetings of stockholders during the term of this Agreement, to continue his membership on the Board of Directors.

2. Term

Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall commence on September 14, 2020 (the “Commencement Date”) and shall continue until terminated pursuant to the terms hereof.

3. Compensation

(a) Base Compensation. For all services rendered by Employee under this Agreement, Sonic Foundry shall pay Employee a salary of $300,000.00 per year, payable in bi-weekly installments in accordance with Sonic Foundry’s standard payroll practices. Employee’s annual salary is hereinafter referred to as “Base Compensation”. Base compensation will be subject to annual review and revision effective as of each anniversary of the Commencement Date with the concurrence of the Board of Directors.

(b) Bonus Plans. Employee may receive periodic performance bonuses as may be declared by the Board of Directors of Sonic Foundry (or a duly constituted and empowered committee thereof). It is the intent of the Company that Employee shall be able to earn a bonus of up to $150,000 provided that the Company meets certain metrics to be determined, but which will be primarily based on the Company achieving profitability. The parties to this Agreement will endeavor in good faith to determine the first year’s reasonably achievable bonus metrics within 90 days of the Commencement Date.

(c) Other Benefits. Employee shall receive such other incidental benefits of employment, such as insurance, retirement plan, and paid time off, as are provided generally to Sonic Foundry’s other salaried employees on the same terms as are applicable to such other employees.

(d) Expenses. Employee shall also be reimbursed for all reasonable business expenses incurred in connection with Employee’s employment.

(e) Relocation Expenses. Employee shall be entitled to a reimbursement payment from the Company equal to his reasonable moving expenses, not to exceed $25,000, should Employee elect to relocate to the Madison area at any time during the first eighteen months following the Commencement Date.

4. Equity.

As further compensation for the services to be performed hereunder, Employee shall be awarded certain rights to purchase or receive shares of the Company’s Common Stock as follows:

(a) Initial Stock Option Grant. Upon the signing of this Agreement, the Company will grant Employee options (“Options”) to purchase two hundred thousand (200,000) shares of Common Stock in accordance with the terms of the Company’s stock option plans and its standard option agreement, which shall vest according to the following schedule:

(i) thirty-five thousand (35,000) Options will vest on that date which is six months following the Commencement Date, and

(ii) the remaining one hundred sixty five thousand (165,000) Options will vest, in five thousand five hundred (5,500) option increments, beginning on that date which is seven months following the Commencement Date, and continuing on the same date of each month thereafter, until all remaining outstanding options have vested. The Options shall be exercisable at the fair market value of the Common Stock on the date of issuance and shall have a term of ten (10) years.

(b) Performance Stock Option. On or shortly after the signing of this Agreement, the Company will grant Employee an option (“Performance Option”) to purchase one hundred fifty thousand (150,000) shares of Common Stock in accordance with the terms of the Company’s stock option plans and its standard option agreement, except as set forth below. The Performance Option shall be exercisable at the fair market value of the Common Stock on the Commencement Date and shall have a term of ten (10) years. Shares subject to the Performance Option shall commence vesting upon metrics to be determined between the Employee and the Company. The parties will endeavor in good faith to determine reasonably achievable performance metrics within 90 days of the Commencement Date. Such metrics shall include, without limitation, Company profitability, revenue, and stock price, as the parties shall agree.

5.  Extent of Services

Employee agrees that Employee shall devote his full-time business efforts and time to the Company in order to promptly and faithfully do and perform all services pertaining to Employee’s position that are or may hereafter be reasonably required of Employee by Sonic Foundry during the term of Employee’s employment hereunder. This obligation, however, shall not preclude Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other companies, including closely held companies which are controlled by Employee, as long as these activities or services do not materially interfere or conflict with Employee’s responsibilities to, or ability to perform his duties of employment by the Company under this Agreement.

6.  Working Facilities

Employee shall be furnished with facilities and services reasonably suitable to Employee’s position and adequate for the performance of Employee’s duties.

7.  Ownership and Disclosure of Information

(a) Generally. The parties acknowledge that Sonic Foundry and its affiliates (individually and collectively, the “Companies”), have developed and intend to continue the development of and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in the Uniform Trade Secrets Act) and processes that are considered proprietary by the Companies and not generally known to the public, particularly including, without limitation, software, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the “Proprietary Information”). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

(b) Access to Proprietary Information. The parties acknowledge that Employee has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

(c) Nondisclosure to others. Except as directed by Sonic Foundry in writing or verbally, Employee shall not at any time during Employee’s employment with the Company, and for a period of two years following the termination of that employment for any reason (the “Nondisclosure Period”), disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with Employee’s duties with Sonic Foundry or utilize for Employee’s own benefit or for the benefit of any other party any Proprietary Information, and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information, provided, however, that Employee may disclose Proprietary Information if compelled to do so by a court or governmental agency, provided further, however, that to the extent allowed by law, Employee shall give Sonic Foundry three business days’ notice prior to such disclosure. Employee’s obligation not to disclose any Trade Secrets of the Companies shall not be limited by the Nondisclosure Period, but will extend to the full extent permitted by applicable law.

(d) Property of Sonic Foundry. Employee agrees that any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done under this Agreement by Employee shall become the absolute property of Sonic Foundry. Employee further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters, patents or copyrights that may be obtained with respect thereto shall be the property of Sonic Foundry, and Employee agrees to do every commercially reasonable act and thing at Sonic Foundry’s expense required to vest those patents or copyrights in Sonic Foundry without any other or additional consideration to Employee than herein expressed.

8.  Termination For Cause

(a)
Cause. Sonic Foundry may at any time during the term of this Agreement discharge Employee for “cause.” The term “cause” is defined herein as Employee’s (i) misappropriation of corporate funds, fraud, embezzlement or other illegal conduct to the detriment of Sonic Foundry, (ii) negligence in the execution of Employee’s material assigned duties or Employee’s voluntary abandonment of his or her job for any reason other than disability; (iii) refusal or failure, after not less than 20 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the Board of Directors given to him in writing; (iv) conviction of a felony that is substantially related to Employee’s position with the Company and/or Employee’s duties; or (v) material breach or violation of the terms of this Agreement, which breach or violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Employee within 20 days after receipt of written notice of the same from the Board of Directors. Employee shall be terminated only following a finding of “cause” in a resolution adopted by majority vote of the Board of Directors of Sonic Foundry.

(b)
Rights Following Cause Termination or Death or Disability. Following a termination of Employee’s employment with Sonic Foundry for “cause” pursuant to Paragraph 8(a), or following Employee’s death or disability: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (except for the continuing obligations of Employee as set forth in Paragraph Nos. 7, 11, 12, 13, and 20 herein); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for (i) health insurance continuation as required by COBRA, (ii) salary accrued through the date of termination, death or disability, (iii) performance bonus, but only as to each separable component of such bonus if all performance-based metrics set forth in each such separable component of such bonus have been fully met prior to the date of termination, death or disability, and (iv) in the event of Employee’s death or disability, life or disability insurance proceeds with respect to all life or disability insurance policies provided by Sonic Foundry) either as consideration for his employment or in connection with the termination of his employment. In the event that Employee voluntarily terminates Employee’s employment other than for Good Reason (as hereinafter defined) and asserts that the termination was actually a constructive termination, Sonic Foundry shall be entitled to treat that termination as a termination for “cause” in the event that there are any reasonable grounds present at the time of such termination that the Board of Directors could have asserted in support of a for “cause” termination. Notwithstanding anything herein to the contrary or in any other agreement between the parties,, in the event of Employee’s death or disability, Employee or his legal representative or estate shall have no less than one (1) year from the date of death or disability to exercise all stock options which were vested upon such date of death or disability.

9.  Termination Without Cause

(a)
Rights Following Termination Without Cause. Sonic Foundry may at any time during the term of this Agreement discharge Employee without “cause.” Should Employee be discharged by Sonic Foundry at any time during the term of this Agreement, except as provided in Paragraph No. 8, Sonic Foundry hereby agrees to pay to Employee the following: (i) salary accrued through the date of termination, (ii) performance bonus, but only as to each separable component of such bonus if all performance-based metrics set forth in each such separable component of such bonus have been fully met prior to the date of termination, and (iii) an amount equal to his Base Compensation earned over the previous twelve (12) months through equal bi-weekly installments made over a twelve-month period beginning on the day immediately following the date of Employee’s termination (the “Severance Period”).

(b)
No Additional Rights. Except as set forth above in Paragraph No. 9(a), following Sonic Foundry’s termination of Employee without cause: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Paragraph Nos. 7, 9(c), 11, 12, 13 and 20); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for: health insurance continuation as required by COBRA) either as consideration for Employee’s employment or in connection with the termination of Employee’s employment.

(c)
Non-Disparagement of Sonic Foundry. If, at any time during the Severance Period, Employee disparages, slanders, libels and/or defames the Company, Employee shall immediately forfeit Employee’s right to any remaining installment payments pursuant to Paragraph No. 9(a).

(d)	Non-Disparagement of the Company. At all times time during the Severance Period, the Company agrees not to disparage, slander, libel or defame the Employee.

10.  Voluntary Termination by Employee as a Result of a Change of Control or for Good Reason.

(a)	The following shall constitute a “Change of Control”:

(i)
Any “person” becomes a “beneficial” owner, “directly or indirectly”, of stock of Sonic Foundry, representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock, without the written consent of the Board of Directors of Sonic Foundry (provided that such person was not previously the beneficial” owner, directly or indirectly, of stock of Sonic Foundry, representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock); or

(ii)	Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets, the purchase of all of its outstanding voting securities or a combination thereof; or

(iii)
Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner, “directly or indirectly”, of stock of the surviving entity, representing 50% or more of the total voting power of the surviving entity’s then outstanding stock (one or more of the events set forth in clauses (i), (ii), and (iii) referred to as a “Change in Control”); provided that Employee gives notice thereof within fifteen days thereafter:

(iv)
All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and (iii), the term “affiliate” shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

(b) The following shall constitute “Good Reason”:

•	A material diminution of Employee’s title, authority, status, duties or responsibilities;

•	;

•	A material breach by the Company of this Agreement; or

•	A change in the location of the Company’s principal office to a location more than 50 miles outside of the Madison metropolitan area.
(c) Rights Following Voluntary Termination After a Change of Control or For Good Reason. Following any Change in Control or an event which would constitute Good Reason, Employee may, within sixty (60) days of the Change of Control or event which would constitute Good Reason, voluntarily terminate his employment pursuant to this Paragraph 10(c). In the event Employee’s employment is terminated pursuant to this Paragraph 10(c): (i) Sonic Foundry shall pay Employee, within thirty (30) days of such termination, an amount equal to his Base Compensation earned over the previous one year prior to his termination, and (ii) all Employee’s unvested stock options shall become fully vested.

(d) Voluntary Termination for Other Reasons. Employee may at any time during the term of this Agreement voluntarily terminate Employee’s employment with the Company for any reason in addition to the reasons set forth in Paragraph 10(b). Employee agrees to give Sonic Foundry one month advance written notice of any voluntary termination of employment. Upon the giving of such notice, Sonic Foundry may elect to terminate Employee’s employment immediately, and such termination shall be considered a voluntary termination by Employee pursuant to the provisions of this Paragraph.

(e) No Additional Rights. If Employee voluntarily terminates his employment with Sonic Foundry pursuant to Paragraph 10(c) or Paragraph 10(d): (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Paragraph Nos. 7, 11, 12, 13 and 20); and (ii) except as provided in Paragraph 10(c), Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for: (i) health insurance continuation as required by COBRA, (ii) salary accrued through the date of termination, and (iii) performance bonus, but only as to each separable component of such bonus if all performance-based metrics set forth in each such separable component of such bonus have been fully met prior to the date of termination) either as consideration for Employee’s employment or in connection with the termination of Employee’s employment.

11.  Covenant Not to Compete.

Employee covenants and agrees that during the period commencing on the Commencement Date and ending one (1) year immediately following the date Employee’s employment with Sonic Foundry is terminated for any reason (the “Restrictive Period”), Employee will not directly or indirectly, alone or in conjunction with any Entity (as defined below), own, manage, operate or control or participate in the ownership, management, operation or control of, a business that materially competes with the Companies’ Business, and/or become associated with, in a similar capacity to which Employee is employed under this Agreement, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person, enterprise, firm, partnership, corporation, limited liability entity, cooperative or other entity (collectively, an “Entity”) that materially competes with the Companies’ Business. “Companies’ Business” is defined as any material commercial activities in which the Companies engage at any time during the last twelve (12) months of Employee’s employment with Sonic Foundry.

12. Covenant Not to Solicit Companies’ Customers.

Employee covenants and agrees that during the Restrictive Period Employee will not directly or indirectly, alone or in conjunction with any other person or business entity, Solicit or attempt to Solicit any business from any customer of the Companies, and/or any prospective customer of the Companies, with which Employee had more than happenstance contact on behalf of the Companies during the one (1) year period immediately preceding the termination of Employee’s employment with the Company. For the purposes of this Paragraph, “Solicit” is defined as encouraging, attempting to induce and/or inducing a customer to forego obtaining services from the Companies and, instead, to obtain such services from another person or business entity.

13. Covenant Not to Solicit Companies Employees.

Employee covenants and agrees that during the Restrictive Period Employee will not directly or indirectly, alone or in conjunction with any other person or business entity, encourage, solicit, attempt to induce and/or induce any sales, operating, technical or other employees of one or more of the Companies to terminate that employment. Notwithstanding the foregoing, Employee or his affiliates shall not be prohibited from hiring employees of the Company who (i) respond to a general solicitation of employment by advertisement that is not specifically directed toward employees of the Company or its affiliates, or (ii) whose employment has been terminated by the Company

14. Reasonableness of Restrictions.

Employee agrees that the restrictions set forth in Paragraph Nos. 7, 11, 12, and 13 are necessary to protect the Companies’ interests, are reasonable, and were specifically negotiated with the Company. Employee agrees that Employee’s violation(s) of any one or more of these restrictions would result in substantial and irreparable injury to the Companies, and that the Companies may not have an adequate remedy at law with respect to any such violation(s). Accordingly, Employee agrees that, in the event of any actual or threatened violation(s) of one or more of the restrictions, the Company shall have the right to obtain, in addition to any other remedies that may be available under the Agreement and/or by law, equitable relief, including, but not limited to, temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation(s).

15.   Arbitration.

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be Madison, Wisconsin. Wisconsin law shall apply. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16.  Notices

Any notice required or permitted to be given under the Agreement shall be sufficient if in writing and sent by certified mail to Employee’s residence, in the case of Employee, or to its principal office, in the case of the Company.

17.  Waiver of Breach

The waiver by the Company of a breach of any provision of the Agreement by Employee shall not operate or be construed to act as a waiver of any other breach by Employee. The waiver by Employee of a breach of any provision of the Agreement by the Company shall not operate or be construed to act as a waiver of any other breach by the Company.

18.  Assignment

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Employee to any severance and/or accrued compensation hereunder shall, in the event of Employee’s death, inure to the benefit of Employee’s heirs and/or legatees.

19.  Entire Agreement; Written Amendment

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. The Agreement may only be amended, modified, extended or discharged, and the provisions of the Agreement may only be waived, by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

20.  Additional Duties upon Employee’s Termination.

In the event the employment of Employee is terminated for any reason whatsoever, Employee shall immediately deliver to the Company all computer software, correspondence, letters, contracts, call reports, price lists, manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, and all other materials and records of any kind and other embodiments of information that may be in Employee’s possession or under his control which belong to the Company and/or have been obtained from the Company by Employee, including any and all copies of such items previously described in this paragraph. Except as stated above, all salary, commissions, benefits and rights thereto cease as of the termination date.

21.  Warranty and Indemnification.

Employee warrants that Employee is not a party to an agreement or restrictive covenant which would prohibit Employee’s employment by the Company or restrict Employee’s activities of employment with the Company. Employee further agrees to indemnify and hold the Company harmless from any and all suits, claims or damages which arise out of the assertion by any other person, firm or entity that such a restrictive covenant or agreement exists, has existed, or operates to control or restrict Employee’s activities in any manner.

22.  Inducement or Coercion for Employment.

Employee acknowledges that this Agreement has been executed by Employee without coercion by the Company, and that no representations or inducements of any kind have been made or provided by the Company to obtain Employee’s execution of the Agreement other than those specifically contained in this written document. Employee represents that Employee has been given the opportunity to review this Agreement with Employee’s own independent counsel.

23. Severability.

The provisions of the Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions or clauses hereof shall not affect the validity or enforceability of the other provisions or clauses hereof.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

___________________
By; Mark Burish, Chairman of the                                 Board

________________________
Joseph Mozden, Jr.

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